SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 13, 2006

Credit Suisse (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Today Credit Suisse Group, the ultimate parent of Credit Suisse (USA), Inc. (the "Company"), reported that, in December 2005, the Securities and Exchange Commission ("SEC") staff provided further guidance under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, relating to share-based compensation awards subject to a non-competition provision that have scheduled vesting beyond an employee’s eligibility for early retirement. Credit Suisse Group also reported that, as a result of this guidance and subsequent discussions with the SEC staff through February 10, 2006, it will now record an incremental expense in the fourth quarter of 2005 to reflect the recognition of expenses over the shorter period from the award grant date until the employee becomes eligible for early retirement with respect to the awards granted in 2005. This non-cash charge represents an acceleration of compensation expenses that would otherwise have been reflected in future years and does not impact cash flows. Credit Suisse Group had previously concluded that the most appropriate service period to be used for the expensing of these awards was the vesting period, which ranges from three to five years. The impact of this change in accounting treatment was to increase Credit Suisse Group’s fourth-quarter and full-year 2005 banking compensation and benefits by CHF 630 million and to decrease its fourth-quarter and full-year 2005 net income by CHF 421 million. A significant portion of this increase in banking compensation and benefits expense for Credit Suisse Group related to share-based awards for employees of the Company and therefore will have the effect of significantly increasing the Company's expenses and decreasing the Company's net income for the year ended December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse (USA), Inc.

By:	/s/ David C. Fisher
David C. Fisher
Chief Financial and Accounting Officer

February 13, 2006